Exhibit 10.34

HIGH-SPEED SERVICE AGREEMENT

This HIGH-SPEED SERVICE AGREEMENT (the “Agreement”), executed on June 30, 2006 (the “Execution Date”), is made and entered into by and between EARTHLINK, INC., a Delaware corporation, with offices at 1375 Peachtree Street, Atlanta, Georgia 30309 (“EarthLink”), and TIME WARNER CABLE INC., a Delaware corporation (“TWC”), with offices at 290 Harbor Drive, Stamford, Connecticut 06902 (each, a “Party” and collectively, the “Parties”).

INTRODUCTION

EarthLink and TWC each desires to enter into a relationship whereby TWC will sell to EarthLink an unbranded, “white label” version of TWC’s high speed data service (the “TWC HSS”) that EarthLink can brand, market and resell as an EarthLink high-speed data service over TWC’s cable television systems to consumers/residential customers pursuant to the terms and conditions contained herein. Capitalized terms used but not otherwise defined in the main body of this Agreement or in the other Exhibits attached to this Agreement shall have the respective meanings set forth in Exhibit A attached hereto. Each of the Exhibits attached hereto are hereby incorporated into the main body of this Agreement by this reference.

TERMS

1.                         SCOPE; GENERAL RIGHTS AND OBLIGATIONS

1.1      Operation and Maintenance.

(a)                      TWC’s Obligations.

(i)        Subject to and in accordance with the terms and conditions of this Agreement, TWC shall sell to EarthLink an unbranded, “white label” version of the TWC HSS that EarthLink shall brand, market and resell as an EarthLink high-speed service (the Earth Link-branded version of the TWC HSS is referred to herein as the “EarthLink High-Speed Service”). Other than providing the TWC HSS in accordance with this Agreement, TWC shall have no obligations with respect to the features or content of the EarthLink High-Speed Service or for the provision of features, applications, products and services included therein.

(ii)       TWC shall deliver the EarthLink High-Speed Service from the Internet to Service Subscribers in the Operating Areas and carry EarthLink High-Speed Service IP data traffic between the Internet and the Service Subscriber’s Device (as hereinafter defined) (including current Service Subscribers as of the Effective Date under the High-Speed Service Agreement between the parties dated November 18, 2000) in accordance with the terms and conditions of this Agreement. As between EarthLink and TWC, TWC shall, at its own expense, provide, install, manage, maintain, repair, inspect, replace or remove, operate and control the System Facilities necessary for the delivery of the EarthLink High-Speed Service to Service Subscribers and carriage of such IP data traffic. TWC is not required to permit EarthLink to place (including, for avoidance of doubt, by way of co-location) any equipment, technology, hardware or software at TWC’s premises or within the System Facilities. As between EarthLink and TWC, TWC shall retain full ownership and operating control of, and will be fully responsible for operating and maintaining, the System Facilities. TWC shall have no responsibility for provision of facilities to EarthLink other than as expressly set forth herein.

(b)       EarthLink’s Obligations.

(i)        Subject to and in accordance with the terms and conditions of this Agreement, EarthLink shall, at its own expense and in its sole discretion, promote, advertise, offer, market, and sell the EarthLink High-Speed Service in the Operating Areas.

(ii)       As between EarthLink and TWC, EarthLink shall, at its own expense, create or otherwise aggregate and obtain any content, applications, features, functionality, products and services that may be included in the EarthLink High-Speed Service and are not included in the TWC HSS as provided by TWC under this Agreement. Subject to Section 1.4(b), EarthLink shall provide Service Subscribers with access to the full offering of all features and functionality made available to residential subscribers through any other EarthLink-branded high-speed Internet access service, including but, not limited to, all such associated links, content, services, features, functionality, issuance and use of EarthLink email addresses and features related thereto available to residential customers in any other EarthLink branded high-speed Internet access service (other than any EarthLink-branded service offered as a municipal “wi-fi” service offering (i.e., a local wireless service offered in a specific municipality)). EarthLink also shall, at its own expense, be responsible for providing, managing and operating all narrowband dial-up access services that EarthLink may desire, in its discretion, to offer in connection with the EarthLink High-Speed Service. If, at any time during the Term, EarthLink makes any material upgrades, modifications or enhancements to the EarthLink High-Speed Service, the EarthLink Software or the Documentation, EarthLink shall provide any software upgrades by electronic download or compact disc, and continue to reasonably support the immediately preceding version of the EarthLink High-Speed Service for a period of at least twelve (12) months from the general commercial release of the new version thereof.

(iii)      Subject to and in accordance with the terms and conditions of this Agreement, EarthLink hereby grants to TWC during the Term the right and license to the extent necessary to promote, advertise, offer, market, distribute, transmit, deliver, reproduce, perform, display and otherwise use the EarthLink High-Speed Service in order to provide the same to Service Subscribers in the Operating Areas. Such license shall include: (A) all rights necessary for TWC to exercise its rights and perform its obligations hereunder in connection with the EarthLink High-Speed Service, including with respect to interfaces, tools, content and software therein, and (B) the right to reproduce and distribute, directly and through third parties, the EarthLink Software and Documentation in connection with the offering of the EarthLink High-Speed Service. Without limitation of the foregoing, but subject to Section 2.1 (Retail Price), TWC shall have the right to market the Premium EarthLink High-Speed Service to EarthLink customers at pricing to be established by TWC.

(iv)      Subject to and in accordance with the terms and conditions of this Agreement, EarthLink shall not: (A) conduct or knowingly permit any illegal activity using the EarthLink High-Speed Services or the System Facilities; (B) except as required by TWC or Bright House Networks LLC pursuant to Section 5.3 of this Agreement or otherwise solely in connection with account administration communications (e.g., messages without promotional content), engage in or knowingly permit use of the System Facilities to engage in mass distribution of unsolicited messages, use of e-mail to initiate an attempt to gain unauthorized access to the computer system of any person or entity, or unauthorized entry into computer or other systems; (C) interfere with the operation of the System Facilities or a third party’s use of any services (not including actions taken in connection with the administration of any Service Subscriber accounts) provided through the System Facilities; or (D) subject TWC’s or its subcontractors’ personnel to hazardous conditions. In any instance in which TWC believes in good faith that any of the provisions in this Section 1.1(b)(iv) have been breached, subject to the following sentence and without limitation of any other rights or remedies, TWC may immediately restrict, suspend or discontinue providing the EarthLink High-Speed Service. In the event of EarthLink’s breach of this Section 1.1(b)(iv), and except in a circumstance where immediate action is necessary to prevent or minimize resulting damage, actual or reasonably anticipated liability to TWC, or material interference with the TWC HSS or the System Facilities, prior to any such restriction, suspension or discontinuance, TWC shall provide prior notice to EarthLink, and, if curable, EarthLink will have ten (10) business days to cure such breach. TWC will not be liable to EarthLink or any third party for such restriction, suspension or discontinuance. In addition, EarthLink’s breach of any of the provisions of this Section 1.1(b)(iv) (except for breaches of this Section 1.1(b)(iv) due to the illegal activities of users of the Internet or EarthLink’s services, without specific misconduct by or on behalf of EarthLink) and failure to cure any such breach within the time period specified above, will constitute a material breach of this Agreement. For the avoidance of doubt, each Party shall be responsible for processing and taking all actions required by law in response to any notifications it receives pursuant to the Digital Millennium Copyright Act, 17 U.S.C. § 512.

1.2                 Network Architecture.

(a)       TWC shall have the right to determine, in its sole discretion, all aspects of network architecture with respect to the System Facilities that deliver the EarthLink High-Speed Service. To the extent TWC elects to make available any modifications or enhancements to network quality of service, or network operations or architecture for any Online Provider with or without an additional charge, then the Parties will reasonably discuss in good faith the possibility of amending this Agreement to include such modifications or enhancements. TWC shall support Service Subscribers in a reasonable manner (including time to repair, installations and responding to customer service calls) determined in TWC’s reasonable business judgment. TWC’s customer support shall not be determined based upon whether a particular high-speed service customer is a Service Subscriber or a customer of another Online Provider or Road Runner.

(b)       TWC will provide all the necessary network functions to support DOCSIS cable modem systems.

1.3                 EarthLink High-Speed Service Speed Tiers.

TWC currently provides three (3) service tiers for the TWC HSS: Service Level 1 (Standard); Service Level 2 (Premium); and Service Level 3 (Lite). EarthLink shall offer the EarthLink High-Speed Service utilizing TWC’s Service Level 1 and may, but shall not be required to, offer the EarthLink High-Speed Service utilizing Service Level 2 and/or Service Level 3. Each tier is keyed to a maximum throughput between each Device and the Internet, and will provide a (1) maximum throughput capacity for a Service Subscriber (e.g., the maximum instantaneous IP data throughput available to a Service Subscriber), and (2) maximum byte consumption by such Service Subscriber per month.

(a)       “Service Level 1” currently provides (i) maximum throughput capacity for a Service Subscriber of 5 Mbps downstream (i.e., Internet to Device) and 384Kbps or 512Kbps upstream (i.e., Device to Internet), and (ii) maximum byte consumption by such Service Subscriber per month of no more than ____ Gb downstream and ____ Gb upstream.

(b)       “Service Level 2” currently provides (i) maximum throughput capacity for a Service Subscriber of 8 Mbps downstream and 1 Mbps upstream, and (ii) maximum byte consumption by such Service Subscriber per month of no more than _____ Gb downstream and _____ Gb upstream.

(c)       “Service Level 3” currently provides (i) maximum throughput capacity for a Service Subscriber of 768Kbps downstream and 128Kbps upstream, and (ii) maximum byte consumption by such Service Subscriber per month of no more  than _____ Gb downstream and _____ Gb upstream.

(d)       TWC shall have the right, at any time and in its sole discretion, with respect to any or all TWC Cable Systems, to:

(i)        establish additional tiers other than Service Level 1, Service Level 2 or Service Level 3 or upgrades, premiums, or upsells to existing tiers utilizing any features or conditions, including but not limited to throughput capacity or consumption, it deems appropriate (such Service Levels and any additional tiers upgrades, premiums, or upsells established by TWC collectively referred to as the “Service Levels”);

(ii)       modify the features and conditions, including but not limited to throughput capacity or consumption, of any then-existing Service Level(s);

(iii)      cancel any Service Level(s); and

(iv)      establish, in a manner consistent with applicable law, requirements regarding the terms on which any Online Provider, including EarthLink, may offer any Service Level(s) (e.g., limiting access to a given Service Level to promotional uses for a limited duration).

TWC shall take commercially reasonable steps to provide EarthLink with at least 60 days’ written notice prior to instituting or terminating any Service Level(s) in any TWC Division(s); provided that (x) EarthLink acknowledges that, from time to time, competitive pressures may require that TWC promptly institute or terminate Service Level(s) and that, under such circumstances, TWC will satisfy its notice obligations by providing EarthLink with the best notice practicable under the circumstances; and (y) TWC acknowledges that any changes negatively impacting customers (e.g., decreased speed or lower consumption caps) may require EarthLink to provide its customers with at least 30 days’ written notice. In the event TWC terminates any Service Level, TWC and EarthLink agree to work in good faith to create and implement a transition plan for those Service Subscribers impacted by such termination.

(e)       TWC shall make available to EarthLink all Service Level(s) that TWC makes available for its Road Runner residential service. TWC and EarthLink shall negotiate in good faith the economic terms for any Service Level(s) established by TWC after the Effective Date, including, without limitation, monthly fees and surcharges.

(f)        TWC reserves the right, in its sole discretion to meter or otherwise technologically monitor Service Subscriber consumption levels and usage volume and patterns and to utilize any means at its disposal to ensure that Service Subscribers do not violate the terms of their Service Level, TWC’s acceptable use policy (AUP) or subscriber agreement, including any limits on bandwidth consumption or usage. Such means may include the imposition of rate shaping or other technological means of ensuring compliance with Service Level terms, additional fees for excess bandwidth usage to Service Subscribers or requiring subscription to a higher Service Level as a condition of continuing to provide service to a Service Subscriber who violates TWC’s terms. TWC shall exercise its reasonable business judgment in enforcing its rights using these means, and will not make decisions based upon whether a particular high speed service customer is a Service Subscriber or a customer of another Online Provider or Road Runner.

1.4                 General.

(a)       The EarthLink High-Speed Service will be optimized for the desktop or laptop personal computer (as such concepts are generally understood as of the Effective Date) (a “Personal Computer”). EarthLink and TWC understand that the EarthLink High-Speed Service may operate (i) with another device connected through a cable modem or (ii) through a device including an integrated cable modem, in either case if so connected by a Service Subscriber (each such Personal Computer or other device, a “Device”). Without limiting the foregoing, the technical specifications of the version of any content, applications, features, functionality, products or services included in the EarthLink High-Speed Service will be specifically formatted and designed for an Internet Protocol (“IP”) Device conforming to then-current DOCSIS specifications. TWC’s obligations under this Agreement shall not include installation to any Device other than a Personal Computer and a cable modem connected directly to the Personal Computer. Notwithstanding the foregoing, EarthLink shall not be in breach of this Section 1.4 if the EarthLink High-Speed Service is not optimized for Personal Computers as a result of the actions or inactions of TWC in violation of TWC’s obligations under this Agreement.

(b)       Subject to any other express limitations herein, EarthLink may offer any IP data-based services on or through the EarthLink High-Speed Service as EarthLink determines from time to time in its sole discretion, including those that utilize a television Device; and may provide any equipment used to deliver such services, and any IP value added services (including streaming audio and video applications and video programming that is commonly available for purchase or free viewing on the Internet and any content, applications, features, products and services offered through the EarthLink narrowband services to Personal Computers), and may enter into relationships to bundle and package specialty viewing content over high-speed Internet service offered by EarthLink (i.e., such as EarthLink’s current partnership with Synacor for sports viewing or a future partnership with a provider such as Akimbo). Any permitted services will be compatible with the network architecture determined pursuant to Section 1.2. Any such content, applications, features, functionality, products and services included in the EarthLink High-Speed Service when sold by EarthLink will also be included in such EarthLink High-Speed Service when sold by TWC.

(i)        Notwithstanding the foregoing, nothing herein shall be construed to allow EarthLink to bundle as all or any part of or with any EarthLink High-Speed Service: (i) any audiovisual programming services similar to television programming “channels” or television services (including, without limitation, any “IPTV” service); or (ii) any services similar to those services commonly referred to as “video on demand” or “VOD,” whether free or on a subscription basis, including any mode of exhibition of single or multi-channel, full motion video with accompanying principal audio programming (collectively, “TV Services”). For example, EarthLink may not bundle as all or part of or with any EarthLink High-Speed Service an IPTV service offered by a third-party provider. The Parties further agree that EarthLink will in no event target market to Service Subscribers or existing subscribers of TWC’s Road Runner service any TV Services of any provider; provided that TWC shall provide to a third-party service provider agreed by the Parties (each Party’s agreement not to be unreasonably withheld) a list of such Road Runner subscribers and provide timely updates as requested.

(c)       For purposes of clarification, TWC shall have no quality of service obligations with respect to video, audio or other streamed media of any kind provided by EarthLink in connection with the EarthLink High-Speed Service.

(d)       Unless the Parties shall otherwise agree in writing, the EarthLink High-Speed Service shall be designed, intended and marketed solely as a consumer service offering to residential locations, which may include marketing the consumer use of the EarthLink High-Speed Service for telecommuting and “work at home” purposes.

1.5                 IP Addresses.

Consistent with DOCSIS 1.0, TWC will supply the public IP address or addresses as reasonably necessary for the management of the cable modem device in the Service Subscriber’s home. To the extent any TWC Division provides multiple public IP addresses for residential high-speed service customers, TWC shall consider supplying multiple public IP addresses for residential Service Subscribers and will make such determination in good faith without consideration of whether a particular high-speed service customer is a Service

Subscriber or a customer of another Online Provider or Road Runner. As reasonably required by TWC, EarthLink will supply routable IP address ranges for connecting to the EarthLink High-Speed Service.

1.6                 IP Telephony.

EarthLink will not provide any IP telephony that could reasonably cause or causes TWC to become subject to regulation as a provider of a telecommunications service by any state public utilities commission or the FCC or other governmental or judicial authority or agency. TWC shall not be required to provide any quality of service commitments for any IP telephony. If TWC incurs a tax or fee as a result of any provision of IP telephony by EarthLink on the EarthLink High-Speed Service, EarthLink, at its sole discretion, will either (a) cease offering IP telephony on the EarthLink High-Speed Service to the extent necessary to avoid such tax or fee, or (b) pay its share (pro-rata with other Online Providers offering IP telephony services) of such tax or fee assessed on TWC or its facilities as a result of such IP telephony services.

2.                         PRICING; ECONOMICS AND INVOICING

2.1      Retail Price.

Each Party will set its own retail price(s) for the Basic EarthLink High-Speed Service (including for Service Level 1, Service Level 2, Service Level 3 and any other Service Levels established by TWC) (the “Retail Price(s)”) as sold by it, including the right to establish different prices to Service Subscribers in different TWC Cable Systems. EarthLink shall have the right to set the retail price for any Premium EarthLink High-Speed Service in connection with its sales thereof and in connection with TWC’s sales thereof, which shall be as agent for EarthLink. For purposes of clarity, the Retail Price shall not be deemed to include taxes, franchise fees or installation or set-up (or similar) fees, regardless of whether the same are charged to Service Subscribers.

2.2                 Monthly Fees.

(a)       Service Level 1.

For Service Level 1 Service Subscriptions (other than for Additional EarthLink Revenues):

(i)        Where the Retail Price is set by EarthLink, TWC shall be entitled to ______________ dollars ($_____), plus ____________ percent of the Excess Amount, if any, per Service Level 1 Service Subscription (the “SL1 TWC Monthly Fee”). Such amount will be paid to TWC by EarthLink for Service Subscribers billed by EarthLink (or Service Subscribers billed by TWC to the extent the Retail Price set by EarthLink is less than the SL1 TWC Monthly Fee) or retained by TWC for Service Subscribers billed by TWC, if any.

(ii)       Where the Retail Price is set by TWC, EarthLink shall be entitled to ___________ dollars ($_____), plus _____________ percent of the Excess Amount, if any, per Service Level 1 Service Subscription (the “SL1 EarthLink Monthly Fee”). Such

amount will be paid to EarthLink by TWC as such Service Subscribers will be billed by TWC.

The “Excess Amount” shall be the amount by which the Retail Price for the EarthLink High-Speed Service exceeds _____________ dollars ($___).

In the event either Party offers a promotion in which the Retail Price is less than $___ for a defined promotional period and the full Retail Price is charged after the promotional period, the Retail Price for each period shall be the net amount billed the customer. As a result, there will be no Excess Amounts due by either Party during the promotional period if the net amount billed the customer is less than $___.

(b)       Service Level 2.

For Service Level 2 Service Subscriptions (other than for Additional EarthLink Revenues):

(i)        Where the Retail Price is set by EarthLink, TWC shall be entitled to __________ dollars ($_____), plus ______________ percent of the SL2 Excess Amount (as defined below), if any, per Service Level 2 Service Subscription (the “SL2 TWC Monthly Fee”). Such amount will be paid to TWC by EarthLink for Service Subscribers billed by EarthLink (or Service Subscribers billed by TWC to the extent the Retail Price set by EarthLink is less than the SL2 TWC Monthly Fee) or retained by TWC for Service Subscribers billed by TWC, if any.

(ii)       Where the Retail Price is set by TWC, EarthLink shall be entitled to ___________ dollars ($_____), plus ______________ percent of the SL2 Excess Amount, if any, per Service Level 2 Service Subscription (the “SL2 EarthLink Monthly Fee”). Such amount will be paid to EarthLink by TWC as such Service Subscribers will be billed by TWC.

The “SL2 Excess Amount” shall be the amount by which the Retail Price for the EarthLink High-Speed Service exceeds [_______________ dollars and _____________ cents] ($_______).

(c)       Service Level 3.

For Service Level 3 Service Subscriptions (other than for Additional EarthLink Revenues):

(i)        Where the Retail Price is set by EarthLink, TWC shall be entitled to the appropriate Service Level 3 Payment (as determined in accordance with Section 2.2(c)(i)(A) — (C) below), plus _____________ percent of the SL3 Excess Amount (as defined below), if any, per Service Level 3 Service Subscription (the “SL3 TWC Monthly Fee”). Such amount will be paid to TWC by EarthLink for Service Subscribers billed by EarthLink (or Service Subscribers billed by TWC to the extent the Retail Price set by EarthLink is less than the SL3 TWC Monthly Fee) or retained by TWC for Service Subscribers billed by TWC, if any.

(A)      TWC wishes to create an incentive for EarthLink to encourage existing EarthLink narrowband subscribers to become Service Subscribers. Accordingly, for so long as the Incentive Benchmark (as defined below), as measured on the then-most recent Incentive Benchmark Date (as defined below), is equal to or greater than the Incentive Benchmark as measured on the Effective Date, the “Service Level 3 Payment” for incremental Service Level 3 Subscribers will be $______. If, as of any Incentive Benchmark Date after the Effective Date, the Incentive Benchmark is not higher than the Incentive Benchmark as of the Effective Date, then thereafter (until the next Incentive Benchmark Date if any on which the Incentive Benchmark is equal to or greater than the Incentive Benchmark as measured on the Effective Date) the “Service Level 3 Payment” for incremental Service Level 3 Subscribers will be $______. Actual payments will be based on gross subscriber numbers using a LIFO (i.e., “last in first out”) method, as described in Section 2.2(c)(i)(C) below, rather than based on the date on which a particular subscriber became an EarthLink Subscriber.

(B)       The “Incentive Benchmark” shall be calculated on the Effective Date and on each anniversary of the Effective Date (each, an “Incentive Benchmark Date”) by:

(1)        calculating the average monthly level of then-current Service Level 1 Service Subscribers originally sold by EarthLink and the average monthly level of then-current Service Level 2 Service Subscribers originally sold by EarthLink for each of the 12 calendar months immediately prior to the month in which the relevant Incentive Benchmark Date occurs (the average level for each such month to be determined by adding the number of respective then-current Service Level 1 Service Subscribers sold by EarthLink and then-current Service Level 2 Service Subscribers sold by EarthLink on the first day of each month to the number of such Service Subscribers on the last day of such month and dividing by two (2)) and

(2)        adding the 12 monthly averages and dividing by 12.

Notwithstanding anything to the contrary contained herein, each Incentive Benchmark, and EarthLink’s compliance with such benchmark, shall be calculated separately for all TWC Cable Systems other than the Bright House Cable Systems, as one group, and all Bright House Cable Systems as another. As a result, depending on its success in complying with the Incentive Benchmarks, EarthLink may be eligible during a given period for the incentive program described herein in either group of systems, both groups of systems or neither groups of systems.

(C)       If a Service Level 3 Service Subscription is terminated during the Term, the terminated subscription shall be treated for purposes of calculation of the SL3 TWC Monthly Fee as if it was the most recently sold Service Level 3 Service Subscription, as long as there are incremental customers attributable to that particular period in the rate calculation. If there are no customers attributable to this period (i.e., if the number of EarthLink-sold Service Level 3 Service Subscribers on the date of such termination is lower than the number of EarthLink-sold Service Level 3 Service Subscribers that existed as of the most recent Incentive Benchmark Date), the reduction would be of the amount payable by EarthLink in the preceding period.

(D)       The provisions of Section 2.2(c)(i)(A)-(C) herein are illustrated in the examples set forth in Exhibit F hereto.

(ii)       Where the Retail Price is set by TWC, EarthLink shall be entitled to __________ dollars and __________ cents ($_____), plus ____________ percent of the Excess Amount, if any, per Service Level 3 Subscription (the “SL3 EarthLink Monthly Fee”). Such amount will be paid to EarthLink by TWC as such Service Subscribers will be billed by TWC.

The “SL3 Excess Amount” shall be the amount by which the Retail Price for the EarthLink High-Speed Service exceeds ___________________ dollars and ___________ cents ($_____).

(d)                     Monthly Transit Surcharge.

EarthLink shall pay to TWC a monthly transit surcharge (“Transit Surcharge”) for each Service Subscriber as set forth below:

(i)        For the period commencing upon the Effective Date and ending on the first anniversary thereof (i.e., the first Annual Benchmark Date after the Effective Date), the Transit Surcharge shall be _______ dollar and ________ cents ($_____) per the average number of Service Subscribers during the month (the “Base Transit Charge”).

(ii)       TWC shall calculate the average transit layer utilization in kilobits per second (“kbps”) per Service Subscriber for the EarthLink High-Speed Service for the thirty (30) day period preceding each Annual Benchmark Date after the Effective Date (the calculation of average utilization for such an Annual Benchmark Date referred to herein as an “Annual Benchmark Date Average”). In the event any Annual Benchmark Date Average is equal to or greater than 22.5 kbps, subject to the provisions of Section 2.2(d)(v) below, the monthly Transit Surcharge for the subsequent twelve (12) month period during the Term shall be the Base Transit Charge as increased by $.055 per Service Subscriber for each kbps that the Benchmark Date Average exceeds 21.5 kbps.

(iii)      The monthly Transit Surcharge shall be paid to TWC by EarthLink for the average number of Service Subscribers billed by EarthLink during the month, or retained by TWC for the average number of Service Subscribers billed by TWC during the month, if any.

(iv)      For purposes of this Section 2.2(d), the average number of Service Subscribers in a month shall be determined by adding the number of Service Subscribers on the first day of the month to the number of Service Subscribers on the last day of the month and dividing by two (2).

(v)       Notwithstanding the foregoing, to the extent an Annual Benchmark Date Average exceeds 54 kbps, EarthLink shall have the right to notify TWC in writing within fifteen (15) days after the Annual Benchmark Date to request that TWC waive any incremental monthly Transit Surcharge due hereunder for that portion of the Benchmark Date Average in excess of 54 kbps. To the extent TWC does not notify EarthLink in writing of its agreement to such a waiver within thirty (30) days of EarthLink’s request, EarthLink shall have fifteen (15) days thereafter to terminate this Agreement pursuant to Section 8.5 herein upon written notice to TWC.

(e)                      Calculation of Fees: Prorated Fees.

(i)        Determination of amounts to be paid shall be on a per Service Subscriber, per Service Level basis.

(ii)       During the month of commencement or termination of a Service Subscription, if the Service Subscriber pays a pro-rated fee (or receives a pro-rated credit or refund) for such Service Subscription, the monthly payments will be pro-rated on the same basis.

(f)                        Subscription Termination Notice.

Each of the Parties will promptly notify the other in the event of a termination of a Service Subscriber’s Service Subscription to the EarthLink High-Speed Service (which notification shall in no event be later than 24 hours after such termination), regardless of whether such termination is generated by the Service Subscriber, by EarthLink or by TWC. The Party that bills a Service Subscriber for the EarthLink High-Speed Service shall have the sole right to terminate, in accordance with its own applicable policies and procedures, the EarthLink High-Speed Service Service Subscription of a Service Subscriber for nonpayment by such Service Subscriber of subscription fees for such EarthLink High-Speed Service. Consistent with past practices, the parties shall use commercially reasonable efforts to develop and implement a “saves” program to retain Service Subscribers who indicate they wish to terminate the EarthLink High-Speed Service. In the case of TWC, any such program must be approved by a senior vice president (or above) based in TWC’s corporate headquarters in Stamford, Connecticut. Any such program shall contemplate that, if TWC “saves” a Service Subscriber using an EarthLink-approved saves offer, such Service Subscriber shall, throughout the relevant save promotional period, be treated for billing and payment purposes as if EarthLink set the Retail Price for such Service Subscriber. For avoidance of doubt, nothing contained herein shall require TWC to attempt to “save” any Service Subscriber or transfer calls from terminating Service Subscribers to EarthLink; provided that TWC shall in good faith attempt through its normal customer service operations to “save” Service Subscribers to the EarthLink High-Speed Service who indicate they wish to terminate through appropriate incentives agreed upon between EarthLink and TWC.

2.3                 Sharing of Additional Revenues.

In addition to all other amounts payable under this Agreement, EarthLink shall pay TWC, monthly, an amount equal to ________ percent (___%) of Additional EarthLink Revenues in excess of _______ dollars ($__) per Service Subscriber per month (with Service Subscribers determined by averaging Service Subscribers at the beginning and the end of the relevant month) (the “Revenue Share”).

2.4                 Outage Credit; Service Subscriber Default.

(a)                      To the extent a billing Party issues a credit or refund to Service Subscriber(s) in respect of any period(s) of any unscheduled outage of the EarthLink High-Speed Service, the adjustment (if any) to the amount payable by such Party to the other shall be as follows:

(i)        To the extent (A) such outage is solely the result of the billing Party’s failure to perform its responsibilities hereunder, or (B) the aggregate period of any such outages occurring in any calendar month, is less than four (4) hours, the amount payable to the other Party shall be determined as though no such credits shall have been issued.

(ii)       To the extent such outage is solely the result of the other Party’s failure to perform its responsibilities hereunder, subject to Section 2.4(a)(v), the fees payable to the other Party shall be reduced by the lower of (x) the amount of such credit actually issued or (y) the amount required by law, regulation, any LFA franchise agreement, any subscriber agreement or other agreement of the Parties.

(iii)      To the extent that the corresponding service outage resulted from neither or both Parties’ failure to perform its respective responsibilities hereunder, subject to Section 2.4(a)(v), the billing Party may reduce the fees payable to the other Party by fifty percent (50%) of the lower of (x) the amount of such credit actually issued or (y) the amount required by law, regulation, any LFA franchise agreement, any subscriber agreement or other agreement of the Parties.

(iv)      If the amount of the reduction in fees under Section 2.4(a)(ii) or 2.4(a)(iii) exceeds the amount of the fees payable in any month, the billing Party may, at its option, apply such reduction against future fees or invoice the other Party, whereupon such other Party will promptly pay the invoiced amount.

(v)       Outage credits shall not apply in any month unless the aggregate period of service outages in the System Facilities occurring in any calendar month exceeds four (4) hours.

Neither Party shall be precluded from offering or providing any service outage credits to Service Subscribers to the extent that such Party remains fully responsible, both administratively and financially, for such credits.

If a Service Subscriber fails to pay any invoiced amount, the billing Party shall be solely responsible for collection thereof, and shall be obligated to pay the other Party the fees with respect to such Service Subscriber without regard to such default; provided, however, if such other Party was the selling Party, and such sale was in violation of Service Subscriber qualification procedures or criteria of the billing Party (as each Party shall provide to the other from time to time), the other Party shall bear sole responsibility for the default, and the billing Party may deduct the applicable amount thereof from amounts otherwise payable to such other Party.

2.5                  Payment Procedures.

Subject to any additional procedures mutually agreed by the Parties, the Parties shall pay and report to one another as follows:

(a)                      TWC shall pay EarthLink no later than 30 days following the end of any month, an amount equal to the monthly fees to which EarthLink is entitled pursuant to Section 2.2 (adjusted for any applicable credits), for each Service Subscriber billed by TWC during such preceding month.

(b)                     EarthLink shall pay TWC no later than 30 days following the end of any month an amount equal to: (i) the monthly fees to which TWC is entitled pursuant to Section 2.2 (adjusted for any applicable credits), for each Service Subscriber billed by EarthLink during such preceding month; plus (ii) the Revenue Share payable to TWC in respect of such preceding month pursuant to Section 2.3; plus (iii) other amounts payable to TWC under this Agreement in respect of expense reimbursement, franchise fees or otherwise.

2.6                 Taxes; Fees.

Subject to Section 2.7, the Party actually billing the Service Subscriber in accordance with Section 7.3 shall be responsible for billing and collecting from the Service Subscriber and remitting to the appropriate taxing authorities all applicable sales, use, excise, import or export, value added or similar taxes and fees arising by law from the purchase by such Service Subscriber of the EarthLink High-Speed Service.

2.7                  Franchise Fees and Other Obligations to Local Franchising Authorities

(a)                      EarthLink will agree to abide by the terms of any LFA obligation regarding the provision of the EarthLink High-Speed Service that are, in TWC’s reasonable judgment, applicable to EarthLink, including, without limitation (i) charging Service Subscribers for, and remitting to TWC for payment to LFAs, the applicable franchise fee on the service when sold by EarthLink; and (ii) complying with any customer service, disclosure or quality of service requirements; provided, however, if in any TWC Division: (x) the franchise fee exceeds five percent (5%) of subscriber fees or (y) any LFA imposes obligations (other than disclosure requirements) that exceed those typical in other jurisdictions and that either have a material adverse impact on EarthLink’s financial returns from such TWC Division, taken as a whole, or impose materially adverse restrictions or obligations on EarthLink’s business, or require EarthLink to maintain acceptable use or privacy policies that are materially more onerous than EarthLink’s generally applicable policies, then EarthLink may, within sixty (60) days of

EarthLink’s receipt of notice regarding such requirement, elect by written notice to TWC to terminate this Agreement with respect to such TWC Division.

(b)                     In the event that EarthLink elects to provide notice of termination pursuant to Section 2.7(a), then during the Transition Period for such TWC Division, EarthLink shall pay to TWC and/or charge applicable Service Subscribers for, such fees, and comply with such LFA obligations, each as they arise.

(c)                      EarthLink will remit all franchise fees for which EarthLink is responsible in accordance with Section 2.7(a) to TWC for payment to the applicable LFAs within thirty (30) days after the end of the calendar month for which they are applicable.

(d)                     Without limiting the generality of the foregoing provisions of this Section 2.7, (i) TWC will provide EarthLink with reasonable advance notice of all obligations with which EarthLink is required to comply, and of changes in such obligations from time to time; and (ii) TWC and EarthLink will cooperate with each other on procedures regarding matters of compliance with LFA-imposed fees or other obligations.

3.                         ADDITION OR REMOVAL OF TWC CABLE SYSTEMS

(a)                     Transfer of TWC Systems.

(i)        In connection with a transfer, whether by sale, exchange or otherwise, of a TWC Cable System, TWC shall have the right: (A) subject to Section 13.8 of Exhibit C, to assign its rights and delegate its obligations hereunder with respect to such TWC Cable System to the transferee thereof, and thereupon remove such TWC Cable System from the scope of this Agreement; or (B) if the transferee of such TWC Cable System does not expressly assume all of TWC’s obligations hereunder in writing with respect to such TWC Cable System, to remove such TWC Cable System from the scope of this Agreement; provided that, in negotiating such transfer, TWC will use commercially reasonable efforts to cause the transferee of such TWC Cable System to agree to enter into a standalone agreement with EarthLink substantially similar to this Agreement with respect to such TWC Cable System, and, if the foregoing is not agreed, to permit any existing Service Subscribers utilizing such TWC Cable System, if any, to continue to receive the EarthLink High-Speed Service for as long as is reasonably necessary to permit transition of such Service Subscribers off the EarthLink High-Speed Service. In the event that the transferee of such TWC Cable System does not accept TWC’s rights and obligations under this Agreement, nothing herein shall limit EarthLink’s ability to solicit Service Subscribers of such TWC Cable System for transition to other EarthLink services after the transfer of such TWC Cable System to the transferee. TWC will provide EarthLink with as much prior notice as possible of any transfer of a TWC Cable System following execution and delivery of a binding agreement therefor (but, unless legally prohibited, in no event less than four (4) months prior notice to EarthLink).

(ii)       With respect to any TWC Cable Systems divested in association with the Pending Transactions (as defined below), EarthLink acknowledges that TWC has complied with its obligations under Section 3.4(a)(i) of the High-Speed Service Agreement between the parties effective as of November 18, 2000 (the “Current Carriage Agreement”). EarthLink hereby waives any and all payments or compensation provided for pursuant to Section 3.4(a)(ii) of the Current Carriage Agreement.

(iii)      With respect to any TWC Cable Systems divested in association with the TKCCP Divestiture (as defined below), EarthLink acknowledges that TWC has complied with its obligations under Section 3.4(a)(i) of the Current Carriage Agreement and EarthLink hereby waives any and all payments or compensation provided for pursuant to Section 3.4(a)(ii) of the Current Carriage Agreement. As used herein, the term “TKCCP Divestiture” shall mean TWC’s divestiture of certain interests in an entity known as “Texas and Kansas City Cable Partners, L.P.”

(iv)      Notwithstanding anything to the contrary contained herein, if all or substantially all of the TWC Divisions are sold, exchanged or otherwise transferred to an entity, then TWC shall cause this Agreement to be assumed by the transferee.

(b)                    Acquisition of TWC System.

(i)        In connection with an acquisition, whether by purchase, exchange or otherwise, by TWC, of a new cable system that following such acquisition would constitute a TWC Cable System under this Agreement and subject to any pre-existing obligations or contractual restrictions associated with the cable system being acquired and subject also to the provisions of Section 3(c) herein, the Parties (x) shall add such new TWC Cable System to the scope of this Agreement if such TWC Cable System will operate in an operating area Immediately Adjacent to an Operating Area of a then-existing TWC Cable System carrying the EarthLink High-Speed Service; (y) shall add such new TWC Cable System to the scope of this Agreement if such TWC Cable System has more than 300,000 residential homes passed (as that term is commonly used in the television cable industry) in its Operating Area, determined in accordance with TWC’s standard internal policies and (z) may mutually agree, but shall not be required, to add any other such TWC Cable System to the scope of this Agreement.

(ii)       TWC will notify EarthLink promptly following execution and delivery of a binding agreement for the acquisition of a TWC Cable System that is to be added to the scope of this Agreement.

(iii)      For each TWC Cable System to be added to the scope of this Agreement, TWC shall make the TWC HSS available to EarthLink for branding and resale as promptly as practicable following the date on which such TWC Cable System’s System Facilities, and administrative and billing systems, are, in TWC’s sole discretion, capable of handling without extraordinary effort the provision of multiple Online Providers’ services. If a TWC Cable System is added to the scope of this Agreement, EarthLink will be subject to its obligations under Section 1.3 with regard to the TWC Cable System.

(c)       The cable systems to be acquired by TWC upon the consummation of the transaction(s) pending as of the Execution Date between and among TWC, Comcast Corporation and Adelphia Communications Corporation (the “Pending Transactions”) shall constitute TWC Cable Systems under this Agreement including (i) such cable systems that are located within the Los Angeles, California; Cleveland, Ohio; Buffalo, New York; or Dallas, Texas DMAs (provided that EarthLink shall offer the EarthLink High-Speed Service on all TWC Cable Systems in each such DMA); and (ii) such cable systems on which EarthLink high-speed service is being provided immediately prior to the consummation of the Pending Transactions. In each TWC Cable System to be added to the scope of this Agreement pursuant to the foregoing sentence, TWC shall make the TWC HSS available to EarthLink for branding and resale as promptly as practicable, but in any event within ninety (90) days, following the date on which such TWC Cable System’s System Facilities, and administrative and billing systems, are, in TWC’s sole discretion, capable of handling without extraordinary effort the provision of multiple Online Providers’ services.

(d)       TWC may terminate its obligations hereunder with respect to any Operating Area, by notice in writing to EarthLink, if TWC ceases to provide its cable television services in such Operating Area.

4.                         PROMOTION FOR TWC SITE

4.1                 Link To TWC Site.

EarthLink will create, host, operate and maintain a Service Subscriber customizable “Personal Start Page” with TWC co-branding (as mutually agreed upon by the Parties) and a prominent, above-the-fold link to a local TWC Site for each TWC Division offering the EarthLink High-Speed Service (or, subject to mutual agreement, another reference to a TWC Site in a mutually agreeable above-the-fold location). EarthLink shall update TWC branding and linking as reasonably requested by TWC. The Personal Start Page will be the default home page as part of the EarthLink Total Access Software through which a Service Subscriber accesses the EarthLink High-Speed Service.

TWC shall not permit nor require the inclusion of any advertising for or link or reference to the Online Provider services of another Online Provider or Road Runner on the Personal Start Page or on the TWC Division landing page accessible by a click-through from the Personal Start Page without EarthLink’s prior written consent, which may be withheld at EarthLink’s sole and absolute discretion.

5.                         MARKETING AND BUNDLING.

5.1                 Marketing of the EarthLink High-Speed Service.

(a)       EarthLink shall advertise, promote and market the EarthLink High-Speed Service in all Operating Areas in which EarthLink High-Speed Service is made available via TWC Cable Systems.

(b)       TWC may, but shall not be required to, advertise, promote and market the EarthLink High-Speed Service, if any, offered by TWC.

(c)                      TWC may, but shall not be required to, advertise, promote and market the Premium EarthLink High-Speed Service, if any, offered by TWC.

(d)                     EarthLink will have the opportunity to seek TWC’s (and the TWC Divisions’) assistance in promoting and marketing the EarthLink High-Speed Service. TWC shall use reasonable efforts to provide contact information for appropriate TWC Division personnel, and shall send a communication to such personnel to introduce key EarthLink personnel. TWC and the TWC Divisions will reasonably consider EarthLink’s requests for promotion and marketing assistance in its reasonable business judgment.

(e)                      Subject to complying with the provisions of this Agreement (including Sections 5.2 and Exhibit C) and any other procedures mutually agreed in writing by the Parties, each Party may perform such advertising, promotion and marketing via whatever means, methods or media, it deems suitable; provided that neither Party shall use the Marks of the other Party without the express prior written consent of such other Party, such approval not to be unreasonably withheld. Each Party shall bear all costs associated with its respective marketing of the EarthLink High-Speed Service.

5.2                 Bundling.

(a)                      Subject to Section 5.3, TWC may bundle any Premium EarthLink High-Speed Service with the Basic EarthLink High-Speed Service (it being understood that TWC would be acting as EarthLink’s agent for any such offering of any Premium EarthLink High-Speed Service), provided that with respect to any individual Premium EarthLink High-Speed Service, bundling and/or order entry is practical and technically feasible; that EarthLink’s systems support such bundling and order entry and, if billing rights are requested, third-party billing of the bundled offerings; and that EarthLink’s inability to support bundling for TWC shall not restrict EarthLink from offering and selling the bundle itself including under the Agency Agreement between TWC and EarthLink dated as of the Execution Date.

(b)                     TWC may, on a TWC Division level in its sole discretion, bundle the EarthLink High-Speed Service with other TWC products or services, including but not limited any or all of TWC’s voice, data and video services (“Bundled Packages”). If EarthLink and a TWC Division agree that such TWC Division will include any Service Level of the EarthLink High-Speed Service in a Bundled Package (an “EarthLink Bundled Package”), EarthLink and such TWC Division will enter into an agreement (the “Marketing Letter”), in the form set forth as Exhibit E, to memorialize the arrangement and related marketing obligations. Notwithstanding anything contained in any Marketing Letter executed after the date hereof, the following terms and conditions shall apply to each EarthLink Bundled Package offered by a TWC Division:

(i)        The retail price for each EarthLink Bundled Package shall be a discounted price compared to the aggregate a la carte price of each service component of such EarthLink Bundled Package (the resulting difference, the “Discount”), based on the TWC Division’s then-current a la carte retail prices; provided, however, that to the extent any such EarthLink Bundled Package includes TWC’s digital phone service, the retail price for the digital phone component shall be deemed to be the price at which such TWC Division offers digital phone when bundled with at least one other service offering.

(ii)                      In respect of each Bundled Package, EarthLink shall be responsible for 25% of the pro rata portion of the Discount attributable to the EarthLink High-Speed Service. Schedule 1 contains an illustrative example of the Discount allocation. For the avoidance of doubt, Schedule 1 shall be utilized for financial settlement between EarthLink and TWC only for Service Subscribers in the EarthLink Bundled Package. Financial settlement of non-EarthLink Bundled Package Service Subscribers shall continue to be handled pursuant to the Agreement. The TWC Division shall be entitled to deduct EarthLink’s share of the Discount from the subscription fee split for the EarthLink High-Speed Service portion of the EarthLink Bundled Package. The parties agree that the EarthLink High-Speed Service component shall not appear as being discounted on the bill to the customer.

(iii)                   The TWC Division will have sole discretion to (i) establish and revise the retail price of the EarthLink Bundled Package (but not, for avoidance of doubt, the a la carte retail price of the EarthLink High-Speed Service as offered by EarthLink) and any promotional offering associated with the EarthLink Bundled Package, and (ii) establish and revise the specific TWC Division products, features and services to be included in any EarthLink Bundled Package and any TWC promotional offering associated with the EarthLink Bundled Package. The TWC Division shall retain sole authority to cancel any video or digital phone components of any EarthLink Bundled Package and to make corresponding pricing and discount allocation revisions to such revised Bundled Packages.

(iv)                  The TWC Division will offer each EarthLink Bundled Package at _ the same price as it offers each comparable Bundled Package that includes a comparable service level offered by any other high-speed ISP service. EarthLink may propose promotional offerings for the EarthLink Bundled Package, which shall be subject to the TWC Division’s prior written approval, such approval not to be unreasonably withheld or delayed; provided, however, that, if TWC consents to conduct an EarthLink-requested promotional offering for the EarthLink Bundled Package, TWC shall have no obligations with respect to such EarthLink Bundled Package under the first sentence of this Section 5.2(b)(iv). EarthLink may also propose additional service offerings for the EarthLink Bundled Package to TWC. Such additional service offerings for the EarthLink Bundled Package shall require the prior written approval of Time Warner Cable’s corporate office.

(v)                     The TWC Division will retain customer-billing responsibility for the Bundled Package. Nothing contained herein shall change or modify EarthLink’s rights, as set forth in the Agreement, to set the retail price for the a la carte EarthLink High-Speed Service and to sell other services outside the Bundled Package.

(vi)                  To the extent that the TWC Division charges installation fees to install any service component included in the EarthLink Bundled Package, the TWC

6.                         CPE AND INSTALLATION

6.1                 CPE.

Unless otherwise provided by the Service Subscriber, TWC will provide to each Service Subscriber such modems, Ethernet cards, splitters or other customer premises equipment that may be necessary for such Service Subscriber to access and use the EarthLink High-Speed Service with a single Device provided by such Service Subscriber (any such items or other equipment to be provided by TWC, the “TWC CPE”). The costs of TWC CPE will be borne by TWC.

6.2                 Customer Installation.

(a)       Subject to Section 1.1 and Sections 6.2(c), TWC will be responsible for and provide all Installation Services, if any, to successfully allow each Service Subscriber to access and use the EarthLink High-Speed Service through a Device, regardless of which Party completes the sale.

(b)       The Party completing the sale for the applicable EarthLink High-Speed Service will decide whether and how much to charge the Service Subscriber for an installation fee, set-up fee or other upfront fee or charge, it being understood that there is no requirement to assess such a fee or charge. TWC hereby acknowledges and agrees that it shall not assess an installation fee to Service Subscribers if TWC does not assess an installation fee to similarly situated Road Runner customers. For Service Subscribers sold by EarthLink, EarthLink shall pay TWC, within thirty (30) days of the end of the calendar month in which an installation fee, set-up fee or other upfront fee or charge is charged by EarthLink, an amount equal to fifty percent (50%) of the amount charged, whether payable as a lump sum or otherwise.

(c)       TWC and EarthLink will work together toward achieving self- provisioning by Service Subscribers, and to implement self-provisioning in accordance with TWC’s generally applicable requirements regarding protection of the System Facilities as soon as available. TWC shall make all decisions regarding implementation in its reasonable business judgment; provided that TWC shall not make such decisions based upon whether a particular high-speed service customer is a Service Subscriber or a customer of another Online Provider or Road Runner. The Parties will work together toward the goal of achieving seamless self-provisioning.

(d)       If EarthLink or its third party installer provides any installation services for Devices or otherwise provides services that include any contact with the System Facilities, EarthLink will indemnify TWC for all damages, costs and expenses incurred by TWC resulting therefrom, including but not limited to repair of the System Facilities and fines or fees payable to the FCC for signal leakage violations.

7.                         CUSTOMER SERVICE; TECHNICAL SUPPORT AND BILLING

7.1                 Customer Service to Service Subscribers.

As it is expected that Service Subscribers may call either Party for customer service, EarthLink and TWC will cooperate to ensure a smooth customer service experience (e.g., coordination to determine which Party should handle which issue, appropriate transfers from one Party to the other, sharing of certain information, etc.). Each Party shall agree to handle common, simple subscriber issues related to service availability, service features and charges, basic troubleshooting plan, and billing issues. TWC and EarthLink will coordinate to reasonably provide information to each other and handle handoff of issues where problem resolution is the obligation of the other Party. Issues to be handled by TWC shall include any issue relating to TWC’s obligations hereunder (including issues relating to System Facilities and TWC CPE and Installation Services to the extent provided by TWC). Issues to be handled by EarthLink shall include any issue relating to EarthLink’s obligations hereunder (including issues relating to EarthLink Software, support for downloaded software provided by or on behalf of EarthLink that is a component of the EarthLink High-Speed Service, and web and email support). Each Party will be responsible for handling billing issues with respect to the EarthLink High-Speed Service that is billed by such Party, with appropriate handoffs for other billing inquiries. Each Party will provide the same level of end-user support that it currently provides for its respective services; provided that such level of customer service will be modified, if required, to comply with applicable law. The extent to which the Parties shall work together and otherwise assure the best customer experience within the foregoing responsibilities, as well as more detailed requirements and procedures regarding customer service, shall be set forth in an implementation plan mutually agreed by the Parties.

7.2                 Technical Support to the Other Party.

Each Party will provide the other Party, where necessary, with reasonable technical support via telephone and e-mail, and documentation and other information that is reasonably sufficient to enable such other Party to provide technical support within such Party’s area of responsibility to Service Subscribers. More detailed requirements and procedures regarding technical support between the Parties shall be set forth in a plan mutually agreed by the Parties. The Parties will use reasonable efforts to provide prompt alarm notifications of outages in accordance with procedures to be agreed upon. If and when TWC makes available to any Online Provider visibility into status monitoring of the TWC System Facilities, TWC shall make it available to EarthLink in a manner based on TWC’s reasonable business judgment.

7.3                 Billing.

TWC shall be responsible for billing Service Subscribers for the EarthLink High-Speed Service. TWC may terminate a Service Subscriber’s EarthLink High-Speed Service in accordance with TWC’s standard billing policies and practices.

8.                         TERM AND TERMINATION

8.1                 Term.

Other than Sections 3(a)(ii) and (iii), which shall be effective as of the Execution Date, the terms and conditions of this Agreement shall be effective as of November 1, 2006 (the “Effective Date”), and unless earlier terminated as set forth in this Agreement, shall expire five (5) years from the Effective Date.

8.2                 Terminated Agreements.

The Parties hereby agree that, upon the Effective Date: (i) the Multiple Tier Notice Letter, dated as of August 10, 2004, from TWC to EarthLink, and the Alternative Service Levels Terms and Conditions referred to therein, shall cease to have any force or effect; (ii) the Bundling Letter Agreement between EarthLink and TWC, dated on or about May 4, 2005, shall terminate; (it being understood that Existing Bundling Agreements shall survive or remain in full force and effect) (iii) the side letter between Time Warner Entertainment Company, L.P. (“TWE”) and EarthLink, dated as of July 2, 2001, shall terminate; and (iv) the Agreement for Internet Transit Services between EarthLink and TWE, dated as of July 2, 2001, as amended, shall terminate.

8.3                 Termination for Cause.

Either Party shall have the right to terminate this Agreement without liability to such Party (the “Terminating Party”) and upon written notice to the other Party (the “Breaching Party”), in the event of (a) a material breach of this Agreement by the Breaching Party, if such breach is not cured within thirty (30) calendar days after written notice by the Terminating Party to the Breaching Party of such breach, provided, however that if the Breaching Party has used commercially reasonable efforts during such initial cure period to cure such breach, and if such breach is not curable with such thirty (30) day period, the cure period shall be extended for an additional thirty (30) days subject to the Breaching Party’s continued use of commercially reasonable efforts to cure such breach during such extension, or (b) repeated material breaches of a material term of this Agreement of a similar nature by a Party, even if cured, which would justify a reasonable person, acting in good faith and considering relevant industry standards, to terminate this Agreement.

8.4                 Termination for Bankruptcy/Insolvency.

Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt by a court of competent jurisdiction, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days, or (d) makes a general assignment for the benefit of creditors.

8.5                 Termination for Transit Fee Surcharge.

EarthLink shall have the right to terminate this Agreement in connection with an increase the monthly Transit Surcharge specifically as provided for in Section 2.2(d)(v) herein. Such termination will be effective sixty (60) days from EarthLink’s notification thereof. The provisions of Section 8.6 shall apply with respect to a termination under this Section 8.5, and the Transit Surcharge during the Transition Period shall be the Transit Surcharge calculated based on a Benchmark Date Average of 54 kbps.

8.6                 Transition.

Upon any expiration or termination of this Agreement other than pursuant to Section 8.3 (for cause due to actions of EarthLink) or Section 8.4 (for bankruptcy/insolvency of EarthLink), any existing Service Subscribers to the EarthLink High-Speed Service that are affected by such expiration or termination will be able to continue receiving such EarthLink High-Speed Service for three (3) years thereafter (such period the “Transition Period”), except that in the event of TWC’s termination of this Agreement pursuant to Section 8.3 (for cause due to actions of EarthLink) or Section 8.4 (for bankruptcy/insolvency of EarthLink), the Transition Period shall be limited to six (6) months from termination. The terms and conditions of this Agreement applicable to the provision of the EarthLink High-Speed Service, as well as those terms and conditions set forth in Exhibit C (subject to the express provisions of such terms and conditions regarding expiration), shall continue to apply during the Transition Period, and must be complied with for a Party to require the other to continue to honor the Transition Period.

9.                         DEDICATION OF RESOURCES; BUSINESS PRACTICES; TERMS OF SERVICE

9.1                 Dedication of Resources.

Both EarthLink and TWC will commit personnel and resources to address, coordinate and resolve back-end issues, particularly with respect to provisioning, authentication, billing, customer service and technical support for the EarthLink High-Speed Service. EarthLink and TWC will cooperate to ensure that the EarthLink High-Speed Service, the EarthLink Software, the Systems Facilities and the TWC Cable Systems remain compatible. Each Party agrees to cover its costs associated with the development, integration, testing and deployment of the corresponding systems it owns or operates.

9.2                 Business Practices.

The Parties agree to comply with the Business Practices Handbook attached as Exhibit B as the same has been or may in future be supplemented or augmented by TWC’s reasonable business policies and practices. With respect to shared information, and information that one Party receives hereunder regarding the high-speed data service customers of the other, the receiving Party shall abide by the disclosing Party’s (or Party with the customer relationship, if applicable) privacy policies, as provided by such other Party.

9.3                 Terms of Service.

Each Party may agree upon terms of service with each Service Subscriber with respect to the EarthLink High-Speed Service and any other of such Party’s products or services; provided, however, that (a) EarthLink shall not warrant or guarantee to any Service Subscriber any minimum throughput or performance level that is dependent upon the TWC HSS or the System Facilities without TWC’s written approval, and (b) in the event of any inconsistency between such terms of service of the respective Parties, the Parties shall diligently work together to resolve such inconsistencies and act accordingly in dealing with Service Subscribers. Either Party may terminate a Service Subscriber’s Service Subscription for a violation of that Party’s terms and conditions, subscription agreements or acceptable use policies. Each Party’s terms of service will be based on such Party’s generally applicable policies.

10.                  NO EXCLUSIVITY.

Neither Party will have the obligation to provide services exclusively to or deal exclusively with the other Party with regard to the subject matter of this Agreement. Without limiting the generality of the foregoing, (a) TWC shall have the right to offer, market, promote, provide and distribute services through the TWC Cable Systems and System Facilities, on such terms and with such service levels and priorities, as it shall determine in its sole discretion, and (b) EarthLink shall have the right to offer, market, promote, provide and distribute EarthLink services through any other systems and facilities, on such terms and with such service levels and priorities, as it shall determine in its sole discretion.

11.                  REPORTING

11.1          By TWC

To the extent then available, TWC will provide, for any Launched TWC Division, monthly reports with the total number of Service Subscribers for which TWC completed the sale during the preceding month. If available, such report will be delivered within 15 days after the last day of the prior month. To the extent available, TWC will also provide usage reports of aggregate bit consumption by individual Service Subscribers. TWC will provide information from TWC’s address log files in a format and manner to be mutually agreed upon. TWC will provide EarthLink with reasonable advance notice of any scheduled outages of the System Facilities within the TWC Divisions where the EarthLink High-Speed Service is offered. To the extent then available, EarthLink shall receive a monthly report of each TWC Division’s EarthLink Service Subscriber billing activity (which may include, without limitation, orders, cancels, pending installs, installs completed and disconnects from the billing system of each division, and product bundling detail). To the extent then available, EarthLink shall receive a monthly report of each TWC Division’s EarthLink Service Subscriber trouble tickets, and any credit or refunds issued to any Service Subscriber. Notwithstanding the foregoing, TWC will provide to EarthLink those reports concerning TWC’s provision of the EarthLink High-Speed Service that EarthLink requires to comply with applicable law. To the extent that EarthLink requires any reports in order to comply with applicable law which are different from or, in any material way, additive to those reports that TWC generates in the ordinary course of its business, EarthLink shall reimburse TWC for its costs in producing such reports.

11.2          By EarthLink

To the extent then available, EarthLink shall provide TWC with monthly reports, in a detailed format reasonably satisfactory to TWC, setting forth (a) the total number of Service Subscribers for which EarthLink completed the sale during the preceding month, and (b) the total number of Service Subscribers to the EarthLink High-Speed Service.

12.                  STANDARD LEGAL TERMS.

The Standard Legal Terms & Conditions set forth on Exhibit C attached hereto are each hereby made a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date.

TIME WARNER CABLE INC.	EARTHLINK, INC.

/s/ David E. O’ Hayre	/s/ Michael C. Lunsford
(signature)	(signature)

David E. O’ Hayre	Michael C. Lunsford

Executive Vice President, Investments	Executive Vice President and President, Access and Voice

7/5/06

SCHEDULE 1

The following is an example of the Discount allocation (actual prices may apply).

EXHIBIT A

DEFINITIONS

“Additional EarthLink Revenues” means any and all revenues (or, in the case of barter transactions, the fair market value of the consideration received), other than the Retail Price, recognized by EarthLink or any Affiliate Controlled by EarthLink in accordance with GAAP from:

(1) the offering of the EarthLink High-Speed Service; or

(2) services that utilize, or are reasonably necessary to provide or support, the EarthLink High-Speed Service; or

(3) services that utilize the System Facilities.

Subject to the foregoing, Additional EarthLink Revenues shall include the following:

(a) revenues from (i) any products, services, features or functions available to Service Subscribers only by paying a one-time or subscription fee that is in addition to the regular fees for Service Subscription; or (ii) any standalone products, services, features and functions that are available to subscribers independent of the EarthLink High-Speed Service only by paying a one-time or subscription fee (e.g., Premium EarthLink High-Speed Services);

(b) revenues from advertising and other promotional and paid for placements generated in connection with the EarthLink High-Speed Service; and

(c) revenues from transactions conducted on, via or resulting from the EarthLink High-Speed Service (so-called “e-commerce” transactions), provided, however, that for purposes of revenues addressed in subsections (b) and (c) of this definition, Additional EarthLink Revenues shall be determined as follows:

(i) to the extent known to be derived from and only from Service Subscribers utilizing the System Facilities, 100% of such revenues;

(ii) to the extent known to be derived from and only from users of EarthLink broadband services, an allocation of such revenues based on the aggregate number of Service Subscribers utilizing the System Facilities relative to the aggregate number of users of all of EarthLink broadband services; and

(iii) to the extent known to be derived from users of EarthLink’s broadband services and users of EarthLink’s narrowband services, or where such revenues fall within the definition of Additional EarthLink Revenues but do not fall within any of the foregoing categories, an allocation of such revenues based on the aggregate number of Service Subscribers utilizing the System Facilities relative to the aggregate number of users of EarthLink broadband and narrowband services;

provided that Additional EarthLink Revenues will not include:

(w) fees charged to Service Subscribers solely for the provision of additional e-mail “boxes”;

(x) fees charged for Web site hosting services; or

(y) fees charged for home installation or customer technical support.

Additional EarthLink Revenues shall be net of the following to the extent included therein:

(aa) collected franchise fees (whether remitted or reserved for remission);

(bb) commissions and bounty payments to unaffiliated third parties, Sprint Corporation and its affiliate entities other than the EarthLink Entities and employee sales representatives, but only to the extent such commissions and bounties are not greater than market rate levels for such commissions and bounties;

(cc) separately invoiced sales, excise or similar taxes; and

(dd) direct out of pocket cost of goods sold/services provided, whether or not recorded by EarthLink for financial accounting purposes as “cost of goods sold”, “cost of revenues”, “revenue share” or other terms of similar import.

For example,

(1) in the event a Service Subscriber purchases a wireless device such as a Palm Pilot or a Blackberry over the EarthLink High-Speed Service and EarthLink is paid a fee based on both the purchase transaction and the Service Subscriber’s wireless subscription fees, the fee paid to EarthLink based on the purchase transaction would constitute Additional EarthLink Revenues while the fee paid to EarthLink based on the monthly subscription fee would not.

(2) in the event EarthLink generates advertising revenues based on Service Subscriber access to an advertisement, notwithstanding the fact that the advertisement was targeted to narrowband customers, the portion of revenues allocable to Service Subscribers would be considered to be Additional EarthLink Revenues while the portion of revenues allocable to other EarthLink users would not.

(3) in the event EarthLink generates advertising revenues which are not based on Service Subscriber access to such advertisement or otherwise generated through the use of the System Facilities, the fees generated from the advertisement will not be considered to be Additional EarthLink Revenues.

“Affiliate” means, with respect to a Party, an entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Party.

“Agreement” has the meaning set forth in the preamble to this agreement.

“Annual Benchmark Date” means the Effective Date and each twelve (12) month anniversary thereof.

“Annual Benchmark Date Average” has the meaning set forth in Section 2.2(d)(ii). “Base Transit Charge” has the meaning set forth in Section 2.2(d)(i).

“Basic EarthLink High-Speed Service” means the basic service, including Internet access that EarthLink specifies to be the offering for the Retail Price. EarthLink agrees that the Basic EarthLink High-Speed Service offering will (i) be the only EarthLink High-Speed Service offering that includes Internet access; and (ii) at least substantially include the features, content and functionality EarthLink generally provides as part of its basic wireline broadband service offerings.

“Bright House Cable System” means a cable television system or portion thereof (i) which is owned or Controlled by

Bright House Networks LLC, and (ii) with regard to which TWC or any Affiliate of TWC (including, for avoidance of doubt, Bright House Networks LLC) has the right, through contract or otherwise, to make decisions with respect to the Internet services to be provided on such system, and which, in each case, is capable of providing Internet access to end users.

“Bright House Service Level 1 Service Subscription”, “Bright House Service Level 1 Service Subscribers”, “Bright House Service Level 2 Service Subscription” or “Bright House Service Level 2 Service Subscribers” means those Service Subscriptions or those Service Subscribers for whom Service Subscriptions are provided on Bright House Cable Systems.

“Confidential Information” means any information relating to or disclosed in the course of this Agreement, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party (and all such material in tangible form shall be conspicuously labeled confidential or proprietary; and all such information conveyed orally shall be summarized in a writing that is so labeled and delivered to the other Party within thirty (30) days of the disclosure thereof), including (i) information (whether or not labeled confidential or proprietary) about Service Subscribers, and (ii) technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. Notwithstanding the foregoing, “Confidential Information” shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party. “Confidential Information” shall include, as to each Party, the terms of this Agreement.

“Control” and its derivatives shall mean with regard to any entity (a) the legal or record, beneficial, or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, or (b) the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.

“Device” has the meaning set forth in Section 1.4(a).

“Documentation” means the EarthLink-provided documentation, packaging, brochures and similar materials related to use of the EarthLink High-Speed Service and EarthLink Software, which are intended for distribution to Service Subscribers, including any modifications, enhancements or derivatives thereto.

“EarthLink” has the meaning set forth in the preamble to this Agreement.

“EarthLink Content” means all content created and controlled by EarthLink and provided to Service Subscribers on the EarthLink High-Speed Service.

“EarthLink Deliverables” has the meaning set forth in Section 5.4.

“EarthLink Entities” means EarthLink, EarthLink Operations, Inc. and their direct and indirect subsidiaries.

“EarthLink High-Speed Service” means any and all IP services, as such services may change from time to time, that is (are) offered by EarthLink to end-users over the System Facilities in accordance with the terms of this Agreement and exclusively includes the Basic EarthLink High-Speed Service and the Premium EarthLink High-Speed Services. All EarthLink High-Speed Services will be offered under the brand “EarthLink”, unless otherwise agreed by the Parties.

“EarthLink Look and Feel” means the elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the EarthLink High-Speed Service and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements.

“EarthLink Software” means the client software developed and distributed by or on behalf of EarthLink, including any modifications, enhancements or derivatives thereto, that enables Service Subscribers to access and use the EarthLink High-Speed Service.

“Immediately Adjacent” in reference to two Operating Areas means that the Operating Areas either: (a) are physically contiguous; or (b) are operated based on a shared headend configuration or two separate headend configurations with direct coaxial fiber connections, regardless of whether the Operating Areas are physically contiguous, as long as, with respect to (b), such new TWC Cable System is capable of handling the EarthLink High-Speed Service without extraordinary effort on the part of TWC.

“Incentive Benchmark” has the meaning set forth in Section 2.2(c)(i)(B).

“Incentive Benchmark Date” has the meaning set forth in Section 2.2(c)(i)(B).

“Include,” “includes”, and “including”, whether or not capitalized, shall mean “include but are not limited to”, “includes but is not limited to”, and “including but not limited to”, respectively.

“Indemnified Party” has the meaning set forth in Section 6.3 of Exhibit C.

“Indemnifying Party” has the meaning set forth in Section 6.3 of Exhibit C.

“Installation Services” means the installation services necessary in TWC’s reasonable discretion to schedule, install and activate the EarthLink High-Speed Service to a single Device meeting reasonable specifications, which services shall include (a) the scheduling and installation of cabling, if necessary, in and outside the home, (b) the connection and installation of all CPE (including, with regard to a modem, the related software) in or to the Service Subscriber’s Device, (c) installation of the EarthLink Software necessary to allow the Service Subscriber to access and use the EarthLink High-Speed Service (d) confirmation that the Service Subscriber’s Device successfully accesses the EarthLink High-Speed Service, and (e) any necessary follow-up services in connection with failures of the installation services referenced in subsections (a) through (d) to be performed properly, as determined in TWC’s reasonable good faith discretion. For the avoidance of doubt, Installation Services shall not include (w) any subsequent service call unrelated to the work performed in connection with the initial installation of the EarthLink High-Speed Service, (x) maintenance of inside wiring, (y) design, installation or maintenance of home networking systems or (z) other service calls necessitated by the unauthorized actions of the Service Subscriber or EarthLink or its contractors.

“Internet” means the interconnected network of networks used to communicate digital data to unique addresses and commonly referred to as the “Internet”.

“Launch” and its derivatives means: (i) with respect to a TWC Cable System, that all of the following have occurred with respect to such system: (a) it is connected to the System Facilities, and the TWC Cable System and the System Facilities, as so connected, have each met the relevant testing and acceptance criteria; (b) unless otherwise mutually agreed, the date scheduled for commencement of EarthLink High-Speed Service in such TWC Cable System shall have occurred; and (c) such TWC Cable System is first capable of distributing the EarthLink High-Speed Service in accordance with the Agreement; and (ii), with respect to a TWC Division, that the first TWC Cable System therein shall have Launched.

“LFA” means local franchise authority.

“Losses” means all losses, damages, actions, claims, liabilities, expenses, and costs (including reasonable attorneys’ fees).

“Marks” has the meaning set forth in Section 1 of Exhibit C.

“Online Provider” means an Internet service provider or provider of an online service (as such terms are understood as of the Effective Date), other than the Road Runner service.

“Operating Area” means that area where a TWC Cable System (a) is authorized by the appropriate governmental agency, authority or instrumentality to operate, (b) is operating, or (c) is obligated by law to operate or become operational.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Personal Start Page” means the TWC-EarthLink co-branded page described in Section 4.1 herein.

“Premium EarthLink High-Speed Services” shall mean any and all EarthLink High-Speed Services offered to Service Subscribers in addition to the Basic EarthLink High-Speed Services, including but not limited to premium or other subscription services, or pay-per-use/view services and including IP telephony that is not part of the Basic EarthLink High-Speed Service, provided, however, that Premium EarthLink High-Speed Services shall not include the provision of additional e-mail “boxes” or Web site hosting services.

“Press Release” has the meaning set forth in Section 3.2 of Exhibit C.

“Promotional Materials” shall have the meaning set forth in Section 3.1 of Exhibit C.

“Records” has the meaning set forth in Section 8 of Exhibit C.

“Retail Price” shall have the meaning set forth in Section 2.1.

“Revenue Share” shall have the meaning set forth in Section 2.3.

“Service Level 1” has the meaning set forth in Section 1.4(a).

“Service Level 2” has the meaning set forth in Section 1.4(b).

“Service Level 3” has the meaning set forth in Section 1.4(c).

“Service Subscriber” means an end-user that subscribes to or otherwise purchases or contracts to receive an EarthLink High-Speed Service under this Agreement, including Service Subscribers that first subscribed to or otherwise purchased or contracted to receive the EarthLink High-Speed Service under the High-Speed Service Agreement between the parties dated November 18, 2000.

“Service Subscriber Information” has the meaning set forth in Section 12.2 of Exhibit C.

“Service Subscription” means a single subscription by a Service Subscriber for receipt of any Service Level of the EarthLink High-Speed Service to one or more Devices at a single location utilizing a single cable modem device.

“SL1 EarthLink Monthly Fee” has the meaning set forth in Section 2.2(a).

“SL2 EarthLink Monthly Fee” has the meaning set forth in Section 2.2(b).

“SL3 EarthLink Monthly Fee” has the meaning set forth in Section 2.2(c).

“SL1 TWC Monthly Fee” has the meaning set forth in Section 2.2(a).

“SL2 TWC Monthly Fee” has the meaning set forth in Section 2.2(b).

“SL3 TWC Monthly Fee” has the meaning set forth in Section 2.2(c).

“System Facilities” means the TWC Cable Systems and other equipment, software and facilities, including but not limited to the networking infrastructure (including all the physical and RF facilities, neighborhood cabling and neighborhood aggregation points), ATD Network, connecting the Internet to the cable modem or other device in which the network termination is located at the location of each Service Subscriber; provided, however, that System Facilities shall not include any EarthLink Software.

“Term” has the meaning set forth in Section 8.1.

“Terminating Party” has the meaning set forth in Section 8.2.

“Third Party Claim” means any claim, demand, action, suit, investigation, arbitration or other proceeding by a third party against a Party.

“Third Party EarthLink Content” means all content provided to Service Subscribers on the EarthLink High-Speed Service that is created and controlled by (a) any user of any of the content or services included in the EarthLink High-Speed Service except for that content which is controlled by TWC and its Affiliates or which is hosted on TWC’s or its Affiliates’ servers, or (b) a third party with whom EarthLink or any of its Affiliates has a contractual relationship under which such third party provides such content on the EarthLink High-Speed Service.

“Third Party TWC Content” means all content provided to Service Subscribers on the TWC Site that is created and controlled by a third party with whom TWC or any of its Affiliates has a contractual relationship under which such third party provides such content on the TWC Site.

“Time Warner Company” means TWC, Time Warner Inc. (“TWI”), Time Warner Entertainment Company, L.P.

(“TWE”), Time Warner Entertainment-Advance/Newhouse Partnership (“TWEAN”), Bright House Networks LLC or TWI Cable Inc. (“TWIC”), or any other corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization (including a group acting in concert) or other entity as to which any one or more of TWC, TWI, TWE, TWEAN or TWIC directly or indirectly possesses the power to direct or cause the direction of such entity’s management and policies, whether through the ownership of voting securities, by contract, management agreement or otherwise.

“Transit Surcharge” has the meaning set forth in Section 2.2(d).

“Transition Period” has the meaning set forth in Section 8.6.

“TV Services” has the meaning set forth in Section 1.4(b)(i).

“TWC” has the meaning set forth in the preamble to this Agreement.

“TWC Cable System” means a cable television system or portion thereof (i) which is managed by a Time Warner Company, and (ii) with regard to which TWC or any Affiliate of TWC (including, for avoidance of doubt, Bright House Networks LLC) has the right, through contract or otherwise, to make decisions with respect to the Internet services to be provided on such system, and which, in each case, is capable of providing Internet access to end users.

“TWC Content” means all content created and controlled by TWC and provided to Service Subscribers on the TWC Site.

“TWC CPE” has the meaning set forth in Section 6.1.

“TWC Divisions” means each group of TWC Cable Systems that is managed as a single business unit within TWC under a divisional president, other than TWC’s “National Division” and “Southwest Texas Division” (each of which, unlike other TWC divisions, is comprised of numerous small systems that are generally not contiguous or connected to each other). Each TWC Cable System (or where TWC Cable Systems are contiguous and connected, each group of contiguous, connected TWC Cable Systems) within the National Division will be considered a separate TWC Division herein.

“TWC Service Level 1 Service Subscription”, “TWC Service Level 1 Service Subscribers”, “TWC Service Level 2 Service Subscription” or “TWC Service Level 2 Service Subscribers” means those Service Subscriptions or those Service Subscribers for whom Service Subscriptions are provided on TWC Cable Systems other than Bright House Cable Systems.

“TWC Site” means those Internet sites that are linked, by one or more links, to the Personal Start Page or the TWC home page or to a TWC Division site.

EXHIBIT B

BUSINESS POLICIES HANDBOOK

The Parties will confer and agree upon business policies to be incorporated into this Agreement. Until such business policies are formally incorporated herein, the Parties shall continue to apply existing business policies as they may be modified by the Parties during the Term.

B-1

EXHIBIT C

STANDARD LEGAL TERMS AND CONDITION

1.                         TRADEMARKS.

1.1      Trademark License. In designing, implementing, publishing, reproducing and distributing any Promotional Materials and subject to the other provisions contained in the Agreement: (a) TWC and its Affiliates shall be entitled to use the following trade names, trademarks and service marks of EarthLink: “EarthLink” and the EarthLink “orbit” logo, and in connection therewith, TWC shall comply with the EarthLink style guide to be provided by EarthLink prior to the first Launch and from time to time thereafter; and (b) EarthLink and its Affiliates shall be entitled to use the following trade names, trademarks and service marks of TWC: Time Warner Cable, Time Warner Communications and the eye/ear logo, and in connection therewith, EarthLink shall comply with the TWC style guide to be provided to EarthLink prior to the first Launch and from time to time thereafter (collectively, together with the EarthLink marks listed above, the “Marks”); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party’s Marks in accordance with applicable trademark law and practice. Each Party may authorize the other Party to permit such other Party’s authorized distributors of the EarthLink High-Speed Service to use such Party’s Marks in accordance with this Section. The Parties shall coordinate use of such authorized distributors in order to minimize possibilities of conflict between the distribution channels utilized by the Parties.

1.2      Rights. Each Party acknowledges that its utilization of the other Party’s Marks will not create in it, nor will it represent it has, any right, title or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

1.3      Quality Standards. Each Party agrees that the Marks are associated with high standards of quality and services of the Mark’s respective owners, and that maintaining such uniform level of quality is necessary to maintain the goodwill and reputation of the Parties, respectively; and that the nature and quality of such Party’s products and services supplied in connection with the other Party’s Marks shall conform to reasonable quality standards provided by the other Party for the protection of the Marks. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Promotional Materials publicly disseminated by such Party that utilize the other Party’s Marks. Each Party shall comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to use of the other Party’s Marks.

1.4      Infringement Proceedings. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party, at such other Party’s expense, with its reasonable cooperation and assistance with respect to any such infringement proceedings.

2.                         OWNERSHIP.

As between the Parties, each Party shall own all information that it collects from prospective, actual and former Service Subscribers in a manner not violating this Agreement; provided, however, that where both Parties collect the same information in a manner not violating this Agreement, both Parties shall own such information, without any duty of accounting to the other Party. As between EarthLink and TWC, the EarthLink Deliverables and any enhancements and improvements thereto, including all intellectual property rights contained or embodied therein, are and shall remain the exclusive property of EarthLink except for any TWC Marks or other TWC materials provided to EarthLink by TWC pursuant to this Agreement for inclusion in or to advertise, market or promote the EarthLink High-Speed Service in which case TWC shall be deemed to have granted a non-exclusive license thereto for such use, but solely to the extent necessary for EarthLink to perform its obligations under this Agreement. TWC shall not in any way alter, interfere with or modify the EarthLink Software or the functionality, user interface or experience of the EarthLink High-Speed Service. TWC shall not copy, use, reverse engineer, reproduce, display, modify or transfer the EarthLink Software, Documentation or any other EarthLink Deliverables, or any derivative works thereof, except to the extent necessary to perform its obligations under this Agreement or as expressly permitted by applicable law. EarthLink owns all right, title and interest in all aspects of the EarthLink Deliverables and the content, applications, features, functionality products and services included in the EarthLink High-Speed Service (including the EarthLink Look and Feel and all advertising and promotional spaces within the EarthLink High-Speed Service). TWC owns all right, title and interest in all aspects of the TWC Site (including all advertising and promotional spaces within the TWC Site) except for content provided by EarthLink for use, placement or incorporation therein, which, as between TWC and EarthLink, shall remain owned by EarthLink, and EarthLink shall be deemed to have granted a non-exclusive license thereto for such use, placement or incorporation therein.

3.                         PROMOTIONAL MATERIALS; PRESS RELEASES.

3.1      Promotional Materials. Each Party shall submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, or other materials to the extent such materials reference the other Party, the transactions contemplated hereunder or the other Party’s Marks (the “Promotional Materials”). If such approval is not affirmatively granted, it shall be deemed denied.

3.2      Press Releases. Subject to Section 5 of this Exhibit C, each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any press release or any other public statement (each, a “Press Release”) related to the transactions contemplated hereunder; provided, however, that (a) the timing and text of any initial Press Release describing the relationship created hereunder shall be jointly prepared by the Parties and shall not be issued until each Party, in its sole discretion (not to be unreasonably delayed or withheld) so agrees, and (b) if there is a mutually agreed joint Press Release describing the relationship created hereunder, either Party thereafter may make an accurate factual reference to the existence of such relationship, without any further description, in subsequent Press Releases without obtaining prior written approval. Grounds for withholding approval of a Press Release shall include the inclusion in any Press Release of any Confidential Information or any information relating to the economic terms of this Agreement. Any approval required hereunder not affirmatively granted shall be deemed denied.

4.                         REPRESENTATIONS AND WARRANTIES.

Each Party: (i) represents and warrants to the other Party that it has the full corporate right, power and authority to enter into the Agreement, to grant the rights and licenses granted hereunder and to perform the acts required of it hereunder; and (ii) represents and warrants to the other Party that the execution and performance of the Agreement by such Party does not, and will not, violate any agreement to which such Party is a party or by which it is otherwise bound or any applicable governmental law or regulation to which it is subject; and (iii) warrants that it shall perform its responsibilities under this Agreement in a manner that does not constitute a libel or defamation of the other Party or infringe or violate, or constitute an infringement or misappropriation of, any United States patent of which the executive officers of such Party have actual knowledge, copyright, trademark, trade secret, rights of publicity or privacy or other proprietary rights of the other Party or any third party; and (iv) represents and warrants to the other Party that the execution and performance of this Agreement does not interfere with any third party rights arising under any of the representing Party’s agreements.

TWC DOES NOT WARRANT THAT THE TWC HSS OR EARTHLINK HIGHSPEED SERVICE WILL BE PROVIDED OR DELIVERED ERROR-FREE OR WITHOUT INTERRUPTION TO EARTHLINK (IN THE CASE OF TWC HSS) OR THE SERVICE SUBSCRIBERS. EARTHLINK DOES NOT WARRANT THAT THE EARTHLINK HIGHSPEED SERVICE WILL BE PROVIDED OR DELIVERED ERROR-FREE OR WITHOUT INTERRUPTION TO TWC OR THE SERVICE SUBSCRIBERS. EXCEPT AS PROVIDED IN THIS SECTION, THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES, AND EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.                         CONFIDENTIALITY.

Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of the Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of the Agreement, and for a period of three years following expiration or termination of the Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party’s obligations hereunder, who will each agree to comply with this section. Notwithstanding Section 3.2 of this Exhibit C or the foregoing, either Party may issue a Press Release or disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will to the extent possible except as made impossible by such law, rule, regulation or government or court order, provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under applicable laws, rules, regulations, or government or court order such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules, regulations or government or court order and (ii) submit a request to the applicable governing body that such portions and other provisions of this Agreement be held in the strictest confidence to the fullest extent permitted under such applicable laws, rules, regulations or government or court order. Nothing in this Section will be construed as a representation or agreement to restrict reassignment of either Party’s employees, or in any manner to affect or limit either Party’s present and future business activities of any nature, including business activities, which could be competitive with the disclosing party. Nothing herein shall prohibit the disclosing party from pursuing a transaction similar to the one contemplated herein independently or with any other third party or parties.

6.                         INDEMNIFICATION OBLIGATIONS.

6.1      Indemnification of TWC. EarthLink agrees to defend, indemnify and hold TWC and the officers, directors, agents, Affiliates, distributors, franchisees and employees of TWC harmless from and against any and all Losses arising from any Third Party Claim based on (a) a breach of any EarthLink obligations, representations or warranties under the Agreement; (b) the death or bodily injury of any person, or the damage, loss or destruction of any real or personal property, caused by the conduct of EarthLink, any EarthLink Affiliate, or any officer, director, agent, subcontractor, distributor, franchisee or employee of any of such entities; or (c) any claims that the EarthLink Content or Third Party EarthLink Content, each to the extent such content is distributed as part of the EarthLink High-Speed Service, (i) violates any applicable law or regulation, (ii) infringes or violates any copyright, trademark, U.S. patent, rights of publicity or privacy, moral rights or any other third party proprietary right, or (iii) defames, libels or otherwise casts in false light any third party; provided however that EarthLink will have no obligation hereunder to the extent such Third Party Claim relates in whole or in part to actions of TWC in violation of this Agreement or any subsequent agreement or procedures agreed to between the Parties.

6.2      Indemnification of EarthLink. TWC agrees to defend, indemnify and hold EarthLink and the officers, directors, agents, Affiliates, distributors, franchisees and employees of EarthLink harmless from and against any and all Losses arising from any Third Party Claim based on (a) a breach of any TWC obligations, representations or warranties under the Agreement; (b) the death or bodily injury of any person, or the damage, loss or destruction of any real or personal property, caused by the conduct of TWC, any TWC Affiliate, or any officer, director, agent, subcontractor, distributor, franchisee or employee of any of such entities; or (c) any claims that the TWC Content or Third Party TWC Content, each to the extent such content is distributed as part of the TWC Site, (i) violates any applicable law or regulation, (ii) infringes or violates any copyright, trademark, U.S. patent, rights of publicity or privacy, moral rights or any other third party proprietary right, or (iii) defames, libels or otherwise casts in false light any third party; provided however that TWC will have no obligation hereunder to the extent such Third Party Claim relates in whole or in part to actions of EarthLink in violation of this Agreement or any subsequent agreement or procedures agreed to between the Parties.

6.3      Indemnification Procedure. If a Party entitled to indemnification hereunder (the “Indemnified Party”) becomes aware of any matter as to which it believes it is entitled to indemnification hereunder involving any Third Party Claim, the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Action. Such notice shall (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party shall have the right to assume the defense of the Action, and in the event the Indemnifying Party assumes such defense, the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense, and the Indemnified Party shall have the right to participate fully, at its own expense, in the defense of such Action. The Indemnifying Party shall have the right to compromise or settle any Action; provided that the settlement or compromise includes an unconditional release of each Indemnified Party from all Losses arising out of the Action, and provided further that any compromise or settlement involving anything other than monetary damages shall require the consent of the other Party.

7.                         ACKNOWLEDGMENT.

EarthLink and TWC each acknowledges that the provisions of the agreement were negotiated in an arm’s length transaction and with the assistance of counsel. The provisions of this Section 7 will be enforceable independent of and severable from any other enforceable or unenforceable provision of the agreement.

8.                         AUDIT RIGHTS.

Each Party shall maintain complete, clear and accurate records of all expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of the Agreement (“Records”). All such Records shall be maintained for a minimum of five (5) years following termination of the Agreement. For the sole purpose of ensuring compliance with the Agreement, each Party shall have the right, at its expense, to direct an independent certified public accounting firm subject to strict confidentiality restrictions to conduct a reasonable inspection of portions of the relevant Records of the other Party. Any such audit may be conducted after twenty (20) business days prior written notice, subject to the following: (a) such audits shall not be made more frequently than once every twelve months (unless the results of the audit are such that the audited Party is required to bear the expenses thereof as provided below, in which event another audit may be held after six months), (b) no such audit of EarthLink shall occur during the period beginning on January 1 and ending on April 1 (or, if the fiscal year of EarthLink changes, the first three months of such fiscal year) and (c) no such audit of TWC shall occur during the period beginning of January 1 and ending on April 1 (or if the fiscal year of TWC changes, the first three months of such fiscal year). Each audit shall be at the expense of the Party conducting the examination, unless the examination results show that 90% or less of fees owing for the examined period were actually paid or credited to the other Party, or netted against amounts owed by such other Party, in which event the Party being audited shall bear all expenses of the examination.

9.                         FORCE MAJEURE.

Neither Party will be liable for, or be considered in breach of or default under the Agreement on account of, any delay or failure to perform as required by the Agreement as a result of strike, fire, explosion, flood, storm, material shortages, riot, insurrection, governmental acts, labor conditions, acts of God, war, earthquake or any other cause which is beyond the reasonable control of such Party; provided, however, that the non-performing Party gives reasonably prompt notice under the circumstances of such condition(s) to the other Party.

10.                  INDEPENDENT CONTRACTORS.

The Parties to the Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. The Agreement shall not create for a Party or grant a Party any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. The Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

11.                  LIMITATION OF LIABILITY.

11.1           Limitation for Service Outages. Each Party’s liability for monetary damages for service outages shall be limited to the amounts set forth in Section 2.4 of the Agreement.

11.2           Limitation on Other Liability. SUBJECT TO SECTION 11.3 OF THIS EXHIBIT C, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

11.3           Exclusions. The limitations set forth in Section 11.2 of this Exhibit C shall not apply with respect to: (a) damages occasioned by a Party’s breach of its obligations described in Sections 1 and 5 of this Exhibit C, or (b) claims subject to indemnification pursuant to this Agreement.

12.                  SOLICITATION/MEMBER INFORMATION.

12.1           Solicitation. During the term of the Agreement, TWC will not solicit Service Subscribers on behalf of another Online Provider; provided that the foregoing will not restrict TWC from engaging in any solicitation or marketing activities that are not specifically targeted to Service Subscribers.

12.2           Collection, Use and Disclosure of Service Subscriber Information. TWC and EarthLink shall each ensure that its collection, use and disclosure of personally identifiable information obtained from Service Subscribers under this Agreement (“Service Subscriber Information”) complies with (i) all applicable laws and regulations and, subject to the foregoing (ii) each Party’s standard privacy policies. Without limiting the generality of the foregoing neither party shall: (i) subject to exceptions specified in applicable privacy policies and with respect to which necessary consents and waivers shall have been obtained, disclose personally identifiable Service Subscriber information to any third party; (ii) during the Term, except as may be required by law or legal process, disclose to any third party Service Subscriber information in a manner that identifies such Service Subscriber as an end user of the EarthLink High-Speed Service, or (iii) subject to exceptions specified in its published privacy policy or with respect to which necessary consents and waivers will have been obtained in the subscriber agreement, except as mutually agreed to by the parties, sell or distribute Service Subscriber information to any third party. Subject to applicable law, each Party shall reasonably cooperate with the other Party, and respond to requests for assistance from law enforcement agencies, as necessary to protect the integrity of the EarthLink High-Speed Service.

13.                  GENERAL.

13.1           Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of EarthLink, such notice will be provided to Michael C. Lunsford, Executive Vice President and President, Access and Voice, EarthLink, Inc., 1375 Peachtree Street, Atlanta, GA 30309 (fax no. 404-287-0891; with a copy to General Counsel (fax no. 404-287-4905). In the case of TWC, except as otherwise specified herein, notice will be provided to the address for TWC set forth in the first paragraph of this Agreement, to Senior Vice President, Corporate Development (fax no. 203-328-0691); with a copy to General Counsel (fax 203-328-4094).

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

13.2           No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of the Agreement or to exercise any right under the Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

13.3           Return of Information. Upon the expiration or termination of the Agreement, each Party will, upon the written request of the other Party, return, or at the option of the Party receiving the request destroy and certify as to the destruction of, all confidential information, documents, manuals and other materials provided by the other Party.

13.4           Survival. The following Sections of the Agreement will survive the completion, expiration, termination or cancellation of the Agreement: (a) in the event of a Transition Period, Section 8.6 and the terms and conditions of the Agreement referenced therein (subject to the survival provisions expressly set forth in such referenced terms and conditions), (b) limitations of liability set forth herein, (c) with respect to Exhibit C, Sections 5 and 8 each for the period specified therein, and Sections 2, 6, 7, 9, 10, 11, 12.2 and 13, and (d) the definitions set forth in Exhibit A to the extent applicable to any terms and conditions that survive pursuant to this Section. In addition, any obligations which expressly or by their nature are to continue after termination, cancellation or expiration of the Agreement shall survive and remain in effect.

13.5           Entire Agreement. The Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein, except for any Existing Bundling Agreements, as defined in Section 5.2(b). Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of the Agreement (whether or not it would materially alter the Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

13.6           Amendment. No change, amendment or modification of any provision of the Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment and by a duly authorized executive officer.

13.7           Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of the Agreement.

13.8           Assignment. This Agreement shall accrue to the benefit of and be binding upon the Parties hereto and any purchaser or any successor entity into which a Party has been merged or consolidated or to which a Party has sold or transferred all or substantially all of its assets. Neither Party may assign this Agreement or assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Party, whose consent shall not be unreasonably withheld or delayed; provided that, subject to Section 3 of the Agreement, either Party may assign its rights and obligations under this Agreement without the approval of the other Party to an entity which acquires all or substantially all of the assets of the assigning Party by way of asset purchase, merger, stock purchase or otherwise, to any Affiliate of the assigning Party, or to a successor in a merger or acquisition of the assigning Party upon prior written notice to the other Party. Notwithstanding the foregoing, in the event of a Change in Control of EarthLink (as defined herein), this Agreement shall remain in full force and effect only with regard to persons who are Service Subscribers immediately prior to, or within six (6) months after, the Change in Control of EarthLink, and EarthLink shall not have the right to sell any further subscriptions to the EarthLink High-Speed Service, and TWC shall not have any obligations to any Service Subscribers who were not Service Subscribers immediately prior to, and did not become Service Subscribers within six (6) months after, the Change in Control of EarthLink. For the purpose of this Section 13.8, the following terms shall have the meanings set forth herein:

(a)                      “Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(b)                     “Business Combination” means a reorganization, merger or consolidation of EarthLink.

(c)                      “Change in Control of EarthLink” means the occurrence of any of the following events:

(i)                         The accumulation in any number of related or unrelated transactions by a TWC Competitor of Beneficial Ownership of more than fifty percent (50%) of the combined voting power of EarthLink’s Voting Stock; or

(ii)                      Consummation of a Business Combination with a TWC Competitor.

(d)                     “TWC Competitor” means any ILEC or CLEC (as those terms are defined in the Telecommunications Act of 1996), any entity with Control of a direct broadcast satellite provider that provides such services in the United States, or any entity which derives at least forty percent (40%) of its annual revenue or $1 billion dollars in annual revenue from wireless high-speed data services for desktop or laptop personal computers.

(e)                      “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

13.9                       [Reserved.]

13.10                Third Party Beneficiaries. Except as expressly provided in this Agreement, no person or entity (including vendors or content suppliers) shall be a third party beneficiary of the Agreement or have any privity of contract with or rights or relationship with either Party as a result of the Agreement.

13.11                Construction; Severability. In the event that any provision of the Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to the Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of the Agreement will remain in full force and effect.

13.12                Injunctive Relief: Remedies. Each Party acknowledges a violation of this Agreement could cause irreparable harm to the other Party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each Party therefore agrees that the other Party will have the right, in addition to its other rights and remedies, to seek and obtain injunctive relief for any violation of this Agreement. Except where otherwise specified, the rights and remedies granted to a Party under the Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

13.13                Applicable Law. The Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, except for its conflicts of laws principles. The sole venue for any and all actions brought by one Party against the other under or arising out of the Agreement shall be as follows: (a) all actions brought by EarthLink against TWC shall be brought in the appropriate state or federal court having jurisdiction in New York City, New York; and (b) all actions brought by TWC or a TWC Division against EarthLink shall be brought in the appropriate state or federal court having jurisdiction in Atlanta, Georgia. The Parties hereby consent to the personal jurisdiction of such courts.

13.14                Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

13.15                Headings. The captions and headings used in the Agreement are inserted for convenience only and will not affect the meaning or interpretation of the Agreement.

13.16                Counterparts. The Agreement may be executed in counterparts each of which will be deemed an original and all of which together will constitute one and the same document.

EXHIBIT D

Marketing Earth Link High-Speed Service Service Level 1 (Standard):

In each of the first two (2) twelve (12) month periods during the Term, EarthLink shall spend $_____ million to promote the EarthLink High-Speed Service (available with TWC and Bright House Networks LLC, for avoidance of doubt). Out of this $_____ million, EarthLink will allocate the following amounts for bundle marketing support in each such twelve (12) month period: $__ million with TWC’s New York Division, $_____ million with Bright House Networks’ Orlando Division, and $_______ with Bright House Networks’ Tampa Division. In the third twelve (12) month period of the Term, EarthLink shall spend $______ million to promote the EarthLink High-Speed Service (available with TWC and Bright House Networks LLC, for avoidance of doubt). Out of this $_____ million, EarthLink will allocate the following amounts for bundle marketing support in such period: $__ million with TWC’s New York Division, $____ million with Bright House Networks’ Orlando Division, and $______ with Bright House Networks’ Tampa Division. EarthLink’s marketing efforts shall include a combination of direct, online, and affiliate sales marketing as EarthLink deems most efficient in its reasonable business judgment.

Thereafter EarthLink and TWC shall discuss appropriate marketing support levels of each party for the remainder of the Term.

EarthLink Lite

EarthLink will work cooperatively with TWC to develop a new “Lite” service offering. This offering will be rebranded and will be targeted at the remaining EarthLink dial-up subscribers. As part of this effort, EarthLink shall create new direct marketing materials substantially different from and incremental to those used for standard EarthLink marketing to TWC markets. EarthLink will commit to appropriate media spending as it deems most efficient in its reasonable business judgment (but with meaningful consultation with TWC) incremental to support for the EarthLink High Speed Service including, without limitation, a commitment to spend over the initial twenty-four (24) months of the Term, a total of at least $________ in such incremental marketing expenditures.

EXHIBIT E

EarthLink/Time Warner Cable

Bundled Package Marketing Letter

EarthLink, Inc. (“EarthLink”), at 1375 Peachtree Street, Level A, Atlanta, Georgia 30309; and the                                Division of Time Warner Cable (“TWC”), at                                                              [insert division address], agree as follows with respect to the inclusion and marketing of the EarthLink High-Speed Service as part of one or more Bundled Package(s) that includes TWC products, features and services:

Defined Terms

Capitalized terms used herein without definition are used as defined in that certain letter between EarthLink and Time Warner Cable Inc., dated as of May 4, 2005 (the “Letter”).

Bundled Packages:

Beginning on [date], TWC will offer EarthLink as a component of each of the following bundles:

[Insert name of each TWC Bundle and level of EarthLink service to be included]

Marketing:

[EarthLink may use its marketing dollars to support TWC’s marketing of the Bundled Package. These marketing dollars shall be used to develop co-branded, co-operative EarthLink/TWC campaigns that drive calls to the TWC Call Centers. These campaigns and the tactics used may include language indicating EarthLink’s participation in the TWC Bundles. Because these campaigns generate calls to the TWC Call Centers, EarthLink will support the transactional opportunities to sell EarthLink Bundled Packages. These funds will be negotiated on a campaign-by-campaign basis with individual TWC Divisions. The terms of the campaign, including marketing amounts and tactics, shall be detailed in this section of the applicable Marketing Letter. The relevant TWC Division and EarthLink shall agree on the nature and extent of cooperative marketing efforts as part of the agreement to include EarthLink High Speed Service in one or more bundled packages in the TWC Division.]

[Insert marketing arrangements for the relevant TWC Division.]

Reporting:

Each participating TWC division will use commercially reasonable efforts to provide Earthlink with a written report and appropriate supporting documentation (mail receipts, media affidavits, invoices, etc.) detailing how the marketing dollars referred to above were spent within thirty days of the conclusion of the campaign.

EarthLink will receive, upon request, a copy of any monthly and quarterly report of total EarthLink connects and disconnects that are associated with the EarthLink Bundled Packages. EarthLink agrees to make use of existing TWC Division reports rather than require standard reporting across TWC Divisions.

Billing:

The TWC Divisions will create and maintain appropriate billing system detail to facilitate tracking for each Bundled Package.

Installation (check box as appropriate):

☐   TWC will provide free standard Installation to all subscribers responding to the Promotion.

☐   TWC will provide standard Installation for a one-time fee of $             to all subscribers responding to the Promotion.

Allocation of Discount:

The Discount shall be allocated as set forth in the Letter.

Other Terms

Other than as set forth herein during the Promotion, all terms and conditions contained in the Agreement, including without limitation those relating to confidentiality, privacy and non-exclusivity, shall remain in full force and effect.

Accepted and Agreed:

EarthLink, Inc.:	The	Division of
Time Warner Cable

EXHIBIT F

SERVICE LEVEL 3 INCENTIVE EXAMPLES

For purposes of this example, Bright House Systems and all other systems are addressed collectively as TWC Systems. The calculations illustrated herein would be performed separately for the group of Bright House Systems and the group of all other systems.

The examples herein assume that: (i) the Incentive Benchmark in TWC Cable Systems on the Effective Date is 550,000; (ii) the Incentive Benchmark in TWC Cable Systems on the first anniversary of the Effective Date is 500,000 (i.e., EarthLink has ceased to be eligible for the Service Level 3 Payment incentive) and (iii) the Incentive Benchmark in TWC Cable Systems on the second anniversary of the Effective Date is 575,000 (i.e., EarthLink has again become eligible for the Service Level 3 Payment incentive).

•                             From the Effective Date until the first anniversary of the Effective Date, TWC is entitled to a monthly payment of $_____ as part of the SL3 TWC Monthly Fee for the Service Level 3 Service Subscriptions sold by EarthLink during this twelve (12) month period. Any Service Level 3 Service Subscriptions originally sold by EarthLink that terminate during this period will result in an $___ payment reduction in the SL3 TWC Monthly Fee, as long as there are incremental $___ customers attributable to this period in the rate calculation. If there are no $___ customers attributable to this period (i.e., if the number of EarthLink-sold Service Level 3 Service Subscribers on the date of such termination is lower than the number of EarthLink-sold Service Level 3 Service Subscribers that existed on the Effective Date), the reduction would be $_____ (since the terminating subscriber would be deemed to be a Service Level 3 Service Subscriber existing as of the Effective Date).

•                             Between the first and second anniversaries of the Effective Date, TWC is entitled to a monthly payment of $_____ as part of the SL3 TWC Monthly Fee for the Service Level 3 Service Subscriptions sold by EarthLink during this twelve (12) month period. Any Service Level 3 Service Subscriptions originally sold by EarthLink that terminate during this period will result in a $_____ payment reduction to the SL3 TWC Monthly Fee, as long as there are incremental $_____ customers attributable to this period. If there are no $______ customers attributable to this period (i.e., if the number of EarthLink-sold Service Level 3 Service Subscribers on the date of such termination is lower than the number of EarthLink-sold Service Level 3 Service Subscribers that existed on the first anniversary of the Effective Date (but higher than the number that existed on the Effective Date)), the reduction would be $_____. Moreover, if the number of EarthLink-sold Service Level 3 Service Subscribers on the date of such termination is lower than the number of EarthLink-sold Service Level 3 Subscribers that existed on the Effective Date, the reduction would be $_____ (since the terminating subscriber would be deemed to be a Service Level 3 Service Subscriber existing as of the Effective Date).

•                             Between the second and third anniversaries of the Effective Date, TWC is entitled to a monthly payment of $_____ as part of the SL3 TWC Monthly Fee for the Service Level 3 Service Subscriptions sold by EarthLink during this twelve (12) month period. Any Service Level 3 Service Subscriptions originally sold by EarthLink that terminate will result in an $_____ payment reduction to the SL3 TWC Monthly Fee, as long as there incremental $_____ customers attributable to this period. If there are no $_____ customers attributable to this period (i.e., if the number of EarthLink-sold Service Level 3 Subscribers on the date of such termination is lower than the number of EarthLink-sold Service Level 3 Service Subscribers that existed on the second anniversary of the Effective Date), the reduction will be $_____ for so long as there are $_____ customers attributable to the period between the first and second anniversaries of the Effective Date. If there are no $_____ customers attributable to the period between the first and second anniversaries of the Effective Date (i.e., the number of EarthLink-sold Service Level 3 Service Subscribers at the time of such termination is lower than the number that existed at the first anniversary of the Effective Date), the reduction would be $_____. As in the examples above, if the number of EarthLink-sold Service Level 3 Service Subscribers on the date of such termination is lower than the number of EarthLink-sold Service Level 3 Service Subscribers that existed on the Effective Date, the reduction would be $_____ (since the terminating subscriber would be deemed to be a Service Level 3 Subscriber existing as of the Effective Date).